Exhibit 99.1

FIRST CEO & PRESIDENT OF FOXWOODS TO JOIN

KENILWORTH SYSTEMS CORPORATION

Mineola, NY June 29, 2005. Kenilworth Systems Corporation (OTC Pink Sheets: KENS) in an 8-K filing proudly announced that Alfred J. Luciani, Esq., first CEO & President of Foxwoods Resort Casino in Mashantucket, Connecticut, the world’s largest and most profitable casino, is joining the Company on July 1, 2005.

Mr. Luciani will head the Company’s planned project to bring Roulabette™, its proprietary wagering system utilizing live in-progress casino table games, and casino table game tournaments, from and between Native American on-reservation casinos and to U.S. and foreign jurisdictions (initially to the U.K. and Ireland).  The tournament action may be joined, in the future, by digital satellite and digital cable subscribers via exclusive satellite transmission to homes, bars, restaurants and hotels/resorts, using the data systems of lotteries and licensed operators to manage the wagering wherever the games are legally permitted. The program will also be offered to those horse/dog racetracks that offer simulcasts of races and provide Video Lottery Terminals, which are operated by state lotteries.

Andrew Hirko, Senior Vice President stated “We are pleased to gain Mr. Luciani’s guidance and confidence in developing Kenilworth’s proposed Native American on-reservation casino table game tournaments as well as his endorsement and assistance with the lawful deployment of our ‘Bet as You Watch Casino on TV’ program.  The TV program will allow digital satellite and digital cable subscribers to ‘Play Along’ with the live games by going to their local lottery agents to make deposits and/or collect winnings in the same manner as purchasing lottery tickets, using pre-encoded ‘Roulabette™ Play Cards’ inserted into the lottery terminals.”

Mr. Luciani’s Background

As the Deputy Attorney General of the State of New Jersey, Mr. Luciani helped draft the Casino Control Act in the early 1970’s for the Atlantic City casinos.  He was instrumental in developing and opening projects such as the Crown Casino in Melbourne, Australia (the one mile long casino), and was involved in the deployment of, and was responsible for the sale to Multimedia Games, “Megabingo” (a linked multi-site on-reservation bingo game offered by Native American casinos).  He worked with Steve Wynn in various Executive capacities, including Vice President of Corporate Development, for more than ten (10) years. Mr. Luciani worked well with the Genting Group, which provided the initial financing for Foxwoods and Seneca Niagara Casino, and owns the Mountaintop Casino Resort in Malaysia, casinos in England, Lebanon, South Africa and Egypt, as well as Betting Shops throughout the U.K.  Currently, Mr. Luciani is Chief of Development for the Seneca Gaming Corporation, for which he developed and opened two (2) casinos, a hotel and other ancillary facilities in Upstate, New York, which were financed by Genting Group affiliates.  Mr. Luciani will complete his full time commitment to the Seneca development projects as of June 30.

About Kenilworth Systems Corporation

Kenilworth Systems Corporation, a publicly traded Company since 1968, owns the patents for Roulabette™ and casino table game tournaments.  For more information about the Company and its Roulabette™ system, please visit www.Roulabette.com.

Forward Looking Statement

This press release my be deemed to contain certain forward-looking statements with respect to business, financial conditions, results of operations of Kenilworth and its subsidiaries which involves risks and uncertainties including, but not limited to: the ability to obtain experienced management to further the business plans of Kenilworth, the ability to obtain necessary regulatory approvals from various regulatory bodies, approval by State Legislatures, economic conditions and other risks described on Form 10-K, 2004.

Contact:    Andrew Hirko, Senior Vice President, Kenilworth Systems Corp. (516) 741-1352, ahirko@kenilworthsys.com